UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 1-A TIER I OFFERING
Preliminary Offering Circular Subject to Completion

™

The Enduracoin Foundation, LLC.

414 S.E. Washington Blvd. #13
Bartlesville, OK 74006
(918) 214-767
www.enduracoin.org

Please send copies of all correspondence to:

Nick Brait
Monitor Law
1942 Broadway Ste. 314C
Boulder, CO 80302
info@ironcladcounsel.com

Best Efforts Offering of up to 20,000,000 Enduracoin Tokens at $1.00 per Token

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

	Price to Public (1)	Underwriting Discount & Commissions (2)	Proceeds to Issuer	Proceeds to Other Persons
Per Token	$1.00	$0.00	$1.00	$0.00
Total Minimum	None	$0.00	$0.00	$0.00
Total Maximum	$20,000,000.00	$0.00	$20,000,000.00	$0.00

We expect to commence the offer and sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the "Offering Statement") is qualified by the SEC.

Dated July 31, 2024

[1] We do not intend to use commissioned sales agents or underwriters. [2] The amounts shown are before deducting offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, selling, and other costs incurred in this offering, which we estimate will be
   $50,000 in the aggregate. See the section entitled "Use of Proceeds" and "Plan of Distribution."

Best Efforts Offering of up to 20,000,000 Enduracoin Tokens

This is the initial offering of securities (the "Offering") of The Enduracoin Foundation, LLC, an Oklahoma limited liability company ("we," "us," "our," "our company" or the "Company"). This Offering consists of twenty million (20,000,000) Enduracoin Tokens (the "Tokens"). The Offering is made on a self-underwritten, "best efforts" basis directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale, you should refer to the section entitled "Plan of Distribution" in this offering statement. There is no minimum number of Tokens required to be purchased by each investor.

All the Tokens being qualified for sale by the Company will be sold at a fixed price of one dollar ($1.00) per Token (the "Offering Price") for the duration of the Offering. There is no minimum amount we are required to raise from the Tokens being offered and any funds received will be immediately available to the Company. There is no guarantee that we will sell any of the Tokens being offered in this Offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to implement the Company's business plan. Additionally, there is no guarantee that a public market for the Tokens will ever develop, and investors may be unable to sell their Tokens.

The proceeds from the sale of the Tokens will be placed directly into the Company's account; any investor who purchases these Tokens will have no assurance that any monies, beside their own, will be invested in the offering. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws. All expenses incurred in this offering are being paid for by the Company.

This Offering will terminate upon the earliest of (i) such time as all of the Tokens have been sold pursuant to the Offering Statement or (ii) three hundred sixty-five days (365) days from the qualified date of this offering circular, unless extended by our management for an additional ninety (90) days. We may, however, at any time and for any reason terminate the Offering.

The Company qualifies as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and as such we will be subject to reduced company reporting requirements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE TOKENS MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE

SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE TOKENS IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THIS OFFERING CIRCULAR IS NOT KNOWN TO CONTAIN AN UNTRUE STATEMENT OF MATERIAL FACT, NOR TO OMIT MATERIAL FACTS WHICH IF OMITTED, WOULD MAKE THE STATEMENTS HEREIN MISLEADING. IT CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN. HOWEVER, THIS IS A SUMMARY ONLY AND DOES NOT PURPORT TO BE COMPLETE. ACCORDINGLY, REFERENCE SHOULD BE MADE TO THE CERTIFICATION OF RIGHTS, PREFERENCES AND PRIVILEGES AND OTHER DOCUMENTS REFERRED TO HEREIN, COPIES OF WHICH ARE ATTACHED HERETO OR WILL BE SUPPLIED UPON REQUEST, FOR THE EXACT TERMS OF SUCH AGREEMENTS AND DOCUMENTS.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL, OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT THEIR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THEIR INVESTMENT.

Investors should rely only on the information contained in this Offering Circular and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the Tokens offered hereby that is different from the information included in this Offering Circular. If anyone has provided different information, investors should not rely on it.

This Offering Circular follows the format described in Part II (a)(1)(i) of Form 1-A.

The following table of contents has been designed to help you find more important information contained in this offering circular. We encourage you to read the entire Offering Circular.

Item 2: Table of Contents

TABLE OF CONTENTS

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

................................................................................................................................................... 22

PART II

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that you should consider in making your investment decision. Before investing in the Tokens, you should carefully read this entire Offering Circular, including our consolidated financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case included elsewhere in this Offering Circular. Unless otherwise stated, all references to "us," "our," "we," the "Company" and similar terms collectively refer to The Enduracoin Foundation, LLC, an Oklahoma limited liability company.

The Company

The Enduracoin Foundation, LLC is an Oklahoma limited liability company formed in January 2023. We have been engaged primarily in developing the Enduracoin Token, a fungible token based on the Ethereum ECR-20 standard.

Corporate Address:       414 S.E. Washington Blvd. #13
                                      Bartlesville, OK 74006

Company Telephone:   (918) 214-7670

Company Website:       www.enduracoin.org

The information on our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

Risks Affecting Us

An investment in the Tokens will be subject to numerous risks and uncertainties, including those described in "Risk Factors" immediately following this Offering Circular summary and elsewhere in this Offering Circular. These risks represent challenges to the successful implementation of our strategy and to the growth and future value of the Tokens. These risks include, but are not limited to, the following:

  We are an early-stage company with a limited operating history which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;
  The technology behind the Tokens is based on a theoretical white paper published by the Company and has not been put into practice at scale;
  The technology behind our products may not work as intended;
  Failure to attract, train, and retain qualified staff could adversely affect our ability to implement our business plan; and

A limited market for our Tokens may hinder investors' ability to resell their Tokens in the future.

SECURITIES BEING OFFERED

Issuer	The Enduracoin Foundation, LLC
Securities Offered	Up to 20,000,000 Enduracoin Tokens at $1.00 per Token
Number of Tokens Currently Outstanding	0
Number of Tokens Outstanding Post- Offering	20,000,000, assuming the maximum amount of offered Tokens are sold
Price per Token	$1.00
Maximum Offering Amount	20,000,000 Enduracoin Tokens at $1.00 per Token, with a maximum offering amount of $20,000,000
Trading Market	No market currently exists for the Tokens
Use of Proceeds	See "Use of Proceeds"
Risk Factors	See "Risk Factors"
Termination

This Offering will terminate at the earliest of: (i) the date at which the maximum offering amount has been sold, (ii) the date which is one (1) year from this offering being qualified by the Commission, or (iii) the date at which the Offering is earlier terminated by the Company in its sole discretion.

Item 3. Risk Factors

RISK FACTORS

Investors should carefully consider each of the risks described below, together with all of the other information contained in this Offering Circular, before deciding to purchase the Tokens. The risks described below are not the only risks facing the Company or that may materially adversely affect the Company's business and the value of the Tokens. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect the Company's business and the value of the Tokens. If any of the following risks develop into actual events, the Company's business, results of operations, and value of the Tokens could be materially adversely affected, and investors may lose all or part of their investment.

The Company has a limited operating history.

The Company was formed in January 2023, and we have not sold any Tokens or realized any revenues to date. We have very little operating history upon which an evaluation of our future success or failure can be made and the Company has generated a net loss since its inception. Our ability to achieve success will be dependent upon:

  The qualification of this Offering by the United States Securities and Exchange Commission ("SEC");
  The availability of marketplaces to facilitate secondary transactions of the Tokens;
  Our ability to generate ongoing demand for the Tokens on various marketplaces; and
  Our ability to execute our business plan and overcome unforeseen hinderances to it.
Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues to cover our expenses. We cannot guarantee that we will be successful in generating revenue in the future. Failure to generate sufficient revenues will cause us to go out of business.

Our financial situation creates doubt whether we will continue as a going concern

Since its inception, the Company has not generated revenues sufficient to cover operating expenses. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering or additional financing through private placements, public offerings, and/or bank financing necessary to support our working capital requirements. If adequate working capital is not available, we may be forced to discontinue operations.

There is no firm commitment to purchase the Tokens being offered, and as a result initial investors assume additional risk.

This is a best-efforts, no minimum offering of Tokens being conducted solely by certain members of our management. There is no commitment by anyone to purchase any of the Tokens being offered. We cannot give any assurance that any or all of the Tokens will be sold. There is no minimum number of Tokens to be sold, and we will retain any amount of proceeds received from the sale of the Tokens. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds. As this offering is a best-efforts financing, there is no assurance that this financing will be completed or that any future financing will be affected. Initial investors assume additional risk on whether the offering will be fully subscribed and how the Company will utilize the proceeds.

The funds raised through the Offering may be inadequate to implement the Company's business plan

The Company will have limited capital available to it, to the extent that the Company raises capital from this Offering. The Company's business plan is based in part on the assumption that this Offering will be fully subscribed. If the Offering is less than fully subscribed, the Company will be required to alter its current business plan to account for the reduction in available funds, which may have an adverse impact on the Company's ability to implement and maximize its business plan.

The Company may not successfully develop a market for and make the Tokens available for sale on any exchange or marketplace.

The Company views the development of the Tokens as a key commercial milestone. The Company remains in the preliminary stages of developing a market for the Tokens, and such market may never be fully developed. Furthermore, despite good faith efforts to develop a market for the Tokens, it is still possible that such market may not be adequately developed or maintained, which may negatively impact the value of the Tokens.

The Company intends to use the proceeds of this Offering to make significant investments to develop a viable market for the Tokens. The Company may be unable to acquire the necessary expertise to successfully develop such a market. While the Company has sought to retain and continue to competitively recruit experts, there may, from time to time, be a general scarcity of management, technical, scientific, research and marketing personnel with appropriate training to develop and maintain the Company's business. If the Company is not successful in its efforts to demonstrate to users the utility and value of the Tokens, there may not be sufficient demand for the Company's business model to be commercially viable. As a result, Investors may lose all of their investment.

We cannot guarantee that we will develop additional products in the future

Currently, we have only developed the Tokens, and therefore have additional development projects to complete in order to implement our business plan. The failure to develop additional tokens and a decentralized exchange could adversely affect our financial condition and operating results and expose investors to a complete loss of their investment if the Tokens fail to achieve sufficient adoption and traction to include widespread use in the market.

The Tokens may not be widely adopted and may have limited users.

It is possible that the Tokens will not be used by a large number of individuals or that there will be limited public interest in the creation and development of the Tokens. Such a lack of use or interest could negatively impact the development of the Tokens and the financial position of the Company.

Alternative networks may be established that compete with or are more widely used than the Tokens.

It is possible that other companies could develop alternative coins or tokens that copy the Company's business model or that are materially similar to the Tokens. The Tokens may compete with these alternative networks, which could negatively impact the Company.

The market price of the Tokens may prove unpredictable.

The market price of the Tokens is likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may cause the market price of the Tokens to fluctuate significantly include the following:

  Our ability to list the Tokens on various public exchanges and/or marketplaces;
  Our ability to attract investors to actively acquire and trade Tokens;
  Our ability to obtain exchange agreements where investors can trade the Tokens online;
  Our ability to execute our business plan, which includes building an exchange and second token product to be traded on that exchange;
We arbitrarily determined the offering price and there has been no independent valuation of the Tokens, which means that the Tokens may be worth less than the purchase price.

The offering price of the Tokens has been arbitrarily determined without independent valuation of the Tokens by our management based on estimates of the price that purchasers of speculative securities, such as the Tokens, will be willing to pay considering the market conditions for the sale of similar securities. The offering price of the Tokens bears no relationship to any other objective standard of value and thus the Tokens may have a value significantly less than the offering price and the Tokens may never obtain a value equal to or greater than the offering price. See the section entitled "Plan of Distribution" elsewhere in this Offering Circular.

Our profitability may suffer if the Company loses key personnel.

The Company depends to a large extent on the services of its managers and officers, whose names and titles are set forth in this Offering Circular. The loss of any of these individuals could have a material adverse effect on the Company's operations. The Company does not maintain key-man life insurance with respect to any management personnel. The Company's success will be dependent on the Company's ability to continue to retain and utilize skilled personnel.

If we are not successful in meeting our staffing requirements, our operations may be materially adversely affected.

The success of our business depends on finding qualified workers as we grow and expand our operations. Our ability to recruit and develop training to qualify workers will impact our ability to execute on our business plan.

We may not be able to implement new technological developments in an effective or timely manner.

The Company's business is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, the Company may be placed at a competitive disadvantage, or competitive pressures may force the Company to implement new technologies at substantial costs. In addition, competing companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before the Company can. The Company may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies the Company uses now or in the future were to become obsolete or if the Company is unable to use the most advanced commercially available technology, the value of the Tokens could be materially adversely affected.

The price of the Tokens is market-based and may fluctuate.

The Tokens are a key component of the Company's operating strategy. The investment characteristics of virtual cryptocurrency generally, and of the Tokens specifically, differ from those of traditional currencies, commodities, or securities. Importantly, the Tokens are not backed by a central bank or a national, supra-national or quasi-national organization, any hard assets, human capital, or other form of credit. Rather, the price for the Tokens is market-based: the Token's value is determined by (and fluctuates often, according to) supply and demand factors, the number of exchanges that accept it, and the value that various market participants place on it through their mutual agreement, barter, or transactions.

The Tokens may be subject to price manipulation

Should a public market for the Tokens ever exist, the number of Tokens traded for a given network and the number of venues available for trading may be very low, making the market price of the Tokens more easily manipulated. While the risk of market manipulation exists in connection with the trading of any security, the risk may be greater for the Tokens. Likewise, the venues available for trading the Tokens i.e., cryptocurrency exchanges may be limited and become unavailable due to legal, technological, or business requirements.

The Tokens may be subject to government oversight.

The applicable regulatory schemes-both foreign and domestic-possibly affecting the Tokens or the blockchain network may not be fully developed as of the Effective Date of this Offering Circular. It is possible that any jurisdiction may, in the near or distant future, adopt laws, regulations, policies or rules directly or indirectly affecting the blockchain network, generally, or restricting the right to acquire, own, hold, sell, convert, trade, or use digital assets, or to exchange digital assets for either fiat currency or other virtual currency. It is also possible that government authorities may claim ownership over the Tokens or law enforcement agencies (of any or all jurisdictions, foreign or domestic) may take direct or indirect investigative or prosecutorial action related to, among other things, the use, ownership or transfer of digital assets or the Tokens, resulting in a change to its value or to the development of the blockchain network.

The prices of digital assets have been historically volatile.
A principal risk in trading and holding digital assets is the rapid fluctuation of market prices. Fluctuations in the price of cryptocurrencies and other digital assets could adversely affect the value of the Tokens. The price of digital assets sold in the market may be affected generally by a wide variety of complex and difficult to predict factors such as supply and demand; availability and access to virtual currency service providers (such as payment processors), exchanges, or other users and market participants; perceived or actual network or security vulnerability; inflation levels; fiscal policy; interest rates; and political, natural and economic events.

There are substantial risks related to the ongoing adoption of blockchain technology

The growth of blockchain and of the digital assets industry is subject to a high degree of uncertainty. If any of the events set out below occur, it may hinder the further development of the industry, the blockchain networks underlying the Digital Assets/tokens and decrease their popularity or level of acceptance, which would adversely affect the Digital Assets/tokens and indirectly any investments in such assets:
  if the growth in the adoption and use of blockchain technologies worldwide slows down or stops;
  if there is government and quasi-government imposes regulation on native blockchain assets and other blockchain assets and their use, or imposes restrictions on or regulation of access to and operation of blockchain networks or similar systems;
  if there is decreased maintenance and development of the open-source software protocol of the blockchain network;
  changes in consumer demographics, public tastes and preferences which may result in a decrease in the popularity of the blockchain networks and cryptocurrencies as a whole; and
  the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using fiat currencies or existing networks may reduce the effectiveness of blockchain networks.
Cryptocurrency exchanges and other trading venues are relatively new and, in most cases, largely unregulated and therefore may be more exposed to fraud and failure.

Cryptocurrency prices, including the price of the Tokens, could be severely impacted to the extent that cryptocurrency exchanges or other trading venues are involved in fraud or experience security failures or other operational issues.

Cryptocurrency market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated compared to established, regulated exchanges for securities, derivatives, and other financial instruments. In the past several years, a number of cryptocurrency exchanges have been closed due to fraud, business failures, or security breaches. In many of these instances, the customers of these closed exchanges were not compensated or made whole for the partial or complete losses of their account balances in such exchanges. While smaller exchanges are less likely to have the infrastructure and capitalization that provide larger exchanges with additional stability, larger exchanges may be more appealing targets for hackers and malware and may be more likely to be targets of regulatory enforcement action.

The Tokens may lose value due to the public perception of digital assets

As a relatively new technology, digital assets, including the Tokens, are not yet widely adopted as a means of payment for goods and services. Banks and other established financial institutions may refuse to process funds for digital assets transactions, process wire transfers to or from digital asset exchanges, digital asset -related companies or service providers, or maintain accounts for persons or entities transacting in digital assets. Further, a digital asset's use as an international currency may be hindered by the fact that it may not be considered as a legitimate means of payment or legal tender in some jurisdictions. To date, speculators and investors seeking to profit from either short- or long-term holding of digital assets drive much of the demand for it, and competitive products may develop which compete for market share.

Investors may be subject to uninsured losses

Unlike bank accounts or accounts at other financial institutions, the Tokens are uninsured. If an investor's tokens are lost, stolen or destroyed under circumstances rendering a party liable to the investor, the responsible party may not have the financial resources sufficient to satisfy the claim by the investor. Therefore, in the event of loss or loss of utility value, no recourse is offered.

The Tokens face uncertainty regarding taxation

The tax characterization of cryptocurrencies and the Tokens is uncertain. New tax rulings may result in adverse tax consequences, including but not limited to, withholding taxes, income taxes and tax reporting requirements.

There are unanticipated risks in this type of venture

The Tokens are a new and untested technology. In addition, there are other risks associated with and/or related to the Tokens, cryptocurrencies, and digital assets more broadly including, but not limited to, any type of technology risks and those that we are unable to anticipate.

The Company may be subject to breaches of security

It is possible that our systems would be "hacked," leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our vendors may be unable to anticipate these techniques or to implement adequate preventive measures.

A loss of private keys could render an investor's Tokens inaccessible

A private key, or a combination of private keys, is necessary to control and dispose of Tokens stored in digital wallets, smart contracts, or digital vaults. Accordingly, loss of requisite private key(s) associated with these digital wallets or vaults could result in loss of such Tokens and the private key may not be capable of being restored by the network. Any loss of private keys relating to digital wallets used to store an investor's cryptocurrencies and Tokens could adversely affect the investor's ability to access the Tokens. Further, any third party that gains access to such private key(s) i.e., a custodian, including by gaining access to login credentials of a hosted wallet services, may be able to misappropriate an investor's Tokens.

This Offering Circular contains Forward Looking Statements

We have made forward-looking statements in this Offering Circular, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

Item 4. Dilution

DILUTION

Because the price of the Tokens is market based, and not based on the value of the Company, there is no difference between the offering price of the Tokens and the book value of the tokens. Therefore, an investment in the Tokens is not subject to dilution.

Item 5. Plan of Distribution

PLAN OF DISTRIBUTION

We are offering up to twenty million (20,000,000) Tokens, on a no minimum, "best efforts" basis, at a purchase price of $1.00 per Token for maximum gross proceeds of up to twenty million dollars ($20,000,000). No minimum number of Tokens must be sold before a closing can occur. The Tokens being offered will be issued in one or more closings. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

The Company intends to market the Tokens in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular and other information on an online investment platform.

We will initially use our existing website (www.enduracoin.org) to provide notification of the Offering. Persons who desire information will be furnished with this Preliminary Offering Circular via download on the website.

In order to subscribe for the Tokens in this Offering, potential investors should:

  Electronically receive, review, execute and deliver to us a subscription agreement along with the wallet address in which they wish to have Tokens deposited to; and
  Deliver funds (i.e. cash, BTC, USDC, or USDT tokens) directly to our crowd sale smart contract address which will be published via our company website, or through wire transfer, money order or check to the Company's account.

The Company, within ten (10) business days or less of having received investors' subscription agreement and funding, will distribute Tokens to subscribed investors who have delivered funding.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by the Company to the investor, without interest and minus any return fees (i.e. blockchain gas expense, wire transfer expense, etc.) or deductions.

The Offering will terminate at the earliest of: (i) the date at which the maximum offering amount has been sold, (ii) the date which is one year from this Offering being qualified by the Commission, and (iii) the date at which the Offering is earlier terminated by the Company in its sole discretion. The Company is offering the Tokens in all states, except New York.

There are no selling Token holders.

Item 6. Use of Proceeds

USE OF PROCEEDS

Our Offering is being made on a self-underwritten basis: no minimum number of Tokens must be sold in order for the Offering to proceed. The offering price per Token is one dollar ($1.00). The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the Tokens offered for sale by the Company. There is no assurance that we will raise the full twenty million dollars ($20,000,000) as anticipated.

We intend to use the net proceeds of this Offering to develop our business plan and to grow our core business, however the Company reserves the right to change the use of funds at its discretion. We plan to invest the funds raised in the Offering as follows:

The maximum gross proceeds from the sale of Tokens in this Offering are twenty million dollars ($20,000,000).

Assuming the sale of twenty million (20,000,000) Tokens and a maximum raise of twenty million dollars ($20,000,000), the net proceeds of this Offering would be approximately nineteen million nine hundred fifty thousand dollars ($19,950,000), after subtracting estimated Offering costs

(including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering, as well as broader operational costs projected for our platform's development and launch).

The direct costs associated with our Token offering primarily include fees for regulatory compliance, drafting offering documents, and legal advisement on the offering structure. Additionally, these costs encompass accounting fees for preparing financial statements and ensuring the accuracy and transparency of our financial disclosures. Marketing and advertising expenses, aimed at generating interest and attracting investors, are also considered direct costs. Furthermore, fees related to the selling of Tokens, such as platform listing fees, payment processing fees, and other miscellaneous expenses directly tied to the offering process, contribute to our overall offering costs.

Assuming the sale of five million (5,000,000) Tokens and a raise of five million dollars ($5,000,000) (representing 25% of the maximum offering amount), the net proceeds would be approximately four million four hundred fifty thousand dollars ($4,450,000), after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering).

Assuming the sale of ten million (10,000,000) Tokens and a raise of ten million dollars ($10,000,000) (representing 50% of the maximum offering amount), the net proceeds would be approximately nine million nine hundred fifty thousand dollars ($9,950,000), after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering).

Assuming the sale of fifteen million (15,000,000) tokens and a raise of fifteen million dollars ($15,000,000) (representing 75% of the maximum offering amount), the net proceeds would be approximately fourteen million nine hundred fifty thousand dollars ($14,950,000), after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering).

As of July 1, 2024, the Company has issued 0 Tokens in this Offering for gross proceeds of $0. Offering expenses incurred to date are estimated to be five thousand dollars ($5,000.00).

Offering Percent Subscribed (%)
Use of Proceeds	25%	50%	75%	100%
Liquidity (1)	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Team and Staff expansion (2)	$1,000,000	$2,000,000	$3,000,000	$4,000,000
Strategic Sale (3)	$500,000	$1,000,000	$1,500,000	$2,000,000
Complete Phase 2 Dev & Implementation & R&D	$400,000	$800,000	$1,200,000	$1,600,000
Exchange	$100,000	$200,000	$300,000	$400,000

Listings
Legal (Legal, Compliance & Regulatory Filings, etc.) (4)	$500,000	$1,000,000	$1,500,000	$2,000,000
Operations	$150,000	$300,000	$450,000	$600,000
Marketing	$1,100,000	$2,200,000	$3,300,000	$4,400,000
Total	$5,000,000	$10,000,000	$15,000,000	$20,000,000

  Liquidity: Refers to Tokens allocated for exchange liquidity sold in presale and at launch.
  Team and Staff Expansion: Allocated for team and new hire compensation (CFO, COO, Devs, etc ).
  Strategic Sale: Directed towards marketing efforts to engage buyers and sellers.
  Legal: Regulatory filings (S-1), Compliance, FinCEN, etc.
Because the Offering is a "best efforts" offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering. While the usage percentages will remain the same, the actual amounts may differ from the chart provided above.

Priority will be placed on establishing an experienced leadership team in the areas needed to execute our strategy and grow the Company and to secure and sign an exchange agreement that will allow for the resale of Tokens on secondary markets.

The Company reserves the right to change the above use of proceeds if the management team believes it is in the best interests of the Company.

Item 7. Description of the Business

DESCRIPTION OF THE BUSINESS

Our Mission

The Enduracoin Foundation, LLC was founded with a mission to create valuable, low-volatility digital assets designed to serve as a safe and stable-like means for individuals and institutions to preserve and grow the value of their hard-earned wealth. Our vision is to offer dependable and reasonably predictable products, some of which we believe can withstand market fluctuations, providing a secure foundation for wealth management.

Central to our mission is an unwavering commitment to integrity and the protection of our users and Token holders. We believe that everyone who engages with our Tokens, and our future exchanges and framework services, deserves a high standard of security and transparency.

By adhering to these values, we aim to foster trust and confidence in our digital assets and product platforms, supporting our users in achieving their financial goals while being fully aware of the associated risks.

The Company

The Company seeks to address a significant barrier to widespread cryptocurrency adoption: extreme price volatility. This volatility deters consumers, businesses, retailers, banks, and financial institutions from engaging with assets that can lose substantial value within minutes of a transaction. Volatility arises from various sources, including unexpected news, global events, panic selloffs, pandemics, and market manipulations such as 'pump and dump' schemes. These factors result in rapid price fluctuations, undermining consumer confidence and creating challenges for businesses and investors seeking stability and positive returns.

Entities relying on volatile cryptocurrencies as investments, or for loans, margins, or liquidity can experience significant losses quickly. The recent prolonged "crypto winter" is attributed to this ongoing volatility. Without intervention, similar periods may continue and increase in severity.

Our Solution: The Company aims to address this issue by creating a globally accessible cryptocurrency designed to function as a store of value and medium of exchange with low volatility, potential value growth, and broad utility. The objective is to develop a framework that protects the Tokens from significant value declines during market turbulence.

Enduracoin Tokens and Enduracoin Framework
The Enduracoin Framework has been designed with both short-term and long-term holders in mind. It addresses issues faced by other cryptocurrencies and stablecoins by providing resilience during crypto winters and inflationary periods. The Enduracoin Framework aims to offer a reliable store of value and suitability for transactional purposes, mitigating the price volatility of most other cryptocurrencies while maintaining the potential for value appreciation.

Two Tokens will exist (ENDC, available via this Offering and ENDCX in development along with the Enduracoin Exchange). ENDC is a traditional cryptocurrency whereas ENDCX is a stable like non-traditional cryptocurrency and instead represents a new type of digital asset implementation. More explained about each in the paragraphs below.

Neither token is pegged to any underlying assets and derive their value intrinsically, relying on the adherence of Token holders to the Enduracoin Framework. The framework consists of the Tokens (ENDC and ENDCX), Enduracoin smart contracts, and the Enduracoin decentralized exchange. This design aims to provide value to Token holders and protect the Tokens from the depreciation of collateral reserves, enhancing resilience against large selloffs experienced by other cryptocurrencies.

Our Value Proposition: The Company seeks to provide industry, businesses, and consumers with digital assets that mitigate the price volatility of most other cryptocurrencies within a regulated framework and while maintaining the potential for value appreciation. We believe that this distinctive approach positions the Tokens as a unique and valuable digital asset. By offering a solution to cryptocurrency volatility, the Company believes it can contribute significantly to the stability and growth of the cryptocurrency market, fostering broader adoption and confidence in digital assets.

The Enduracoin Framework
Phase 1: Fundraising and Market Assessment
Phase 1 focuses on fundraising through the issuance of the ENDC Tokens. The ENDC Tokens' smart contract and supporting smart contracts have been developed and successfully passed professional cybersecurity audits. We intend ENDC will, 1) bring awareness to our ENDCX and Exchange efforts, 2) bring value to early adopters and supporters setting an opportunistic foundation for future adopters and, 3) gauge market receptivity to the idea which will help us establish the value for the ENDCX Token once it is released. While we do not currently have any active exchange agreements, we do have a pending agreement to list ENDC Tokens on an exchange and will pursue others as time progresses.

The completion of this Offering, signing of exchange-related agreements, and scheduling the listing of ENDC are the remaining steps to be completed prior to any such listing. We anticipate that the listing may take place within thirty (30) to ninety (90) days after the completion of this Offering, though the actual timing may vary. The listing will provide an opportunity for buyers from this Offering to sell the Tokens on secondary markets if desired or early adopters can wait for the ENDCX token and exchange ENDC for ENDCX if they so desire. Within 30 to 90 days after the successful completion of this Offering, we intend to pursue hiring a C-Level team and supporting staff, initiate an S-1 filing for broader distribution of ENDC, and focus significant efforts on marketing the Company and the Tokens.

Phase 2: ENDCX and Enduracoin Exchange
Development and Launch of ENDCX and Exchange:
Phase 2 involves the development and launch of the ENDCX token ("ENDCX") and the Enduracoin decentralized exchange ("the DEX"). ENDCX will function as a stable-like coin but will not be a traditional stable coin backed by collateralized assets. Instead, it represents a new type of "Stable-Growth-Coin", with its value bound to the values emitted from the Enduracoin Value Smart Contract (i.e. the EVSCX).

ENDCX aims to be more stable and valuable than ENDC Tokens, traditional cryptocurrencies and traditional stable coins. The ENDCX token has an inflationary growth aspect of 21% per 365-day period. All ENDCX tokens will be sold via the Enduracoin Decentralized Exchange(s) (the "DEX") to maintain a price consistent with the EVSCX value. The DEX will bind all bid, ask and swap values of ENDCX to the EVSCX value, ensuring that transactions occur at the price rendered by the EVSCX. Not for less and not more. This mechanism aims to provide price stability and predictability and greater potential value for ENDCX holders and ENDCX liquidity pool providers.

Dual and Tri-Pairs offered via the Exchange and Project Timeline
The DEX will offer many ERC20 based crypto pairs, traditional and non-traditional, for both Dual and Tri-Pair liquidity pools. Tri-Pair liquidity pools are another unique aspect of the Enduracoin Framework. Our DEX liquidity pool pairs will transact as they would on any other decentralized exchange, only with the bid/ask/swap binding influence of the more stable ENDCX Tokens and with different equations for maintaining pool stability. ENDCX will be required in all tri-pair pools. As an incentive for long-term liquidity providers, the opportunity will exist to receive rewards that come from fees, ENDC and/or ENDCX Tokens. The Enduracoin Foundation intends to complete Phase 2 within 12 to 24 months following the completion of this Offering. We intend to pursue all regulatory requirements to ensure this solution is safe, sound, and valuable for our token holders. Ultimately, we believe this will provide greater trust and better long-term value for our customers.

There are risks and hurdles that could have an impact on our implementation timeline for Phase 2 and thus completion within the estimated timeframe cannot be guaranteed.

We believe our phased approach, starting with the ENDC Tokens and progressing to ENDCX, the Enduracoin Exchange, and the overall Enduracoin Framework, will position Enduracoin Tokens as valuable digital growth assets. These have the potential to provide significantly reduced volatility compared to traditional cryptocurrencies, while offering opportunity for increased utility, value and user privacy all done within acceptable regulatory oversight to bring our customers confidence, value and trust in our products.

Item 8. Description of Property

DESCRIPTION OF PROPERTY

The Company owns no real property. The Company is based out of a home office and utilizes 414 SE. Washington Blvd. Ste. 13 Bartlesville, OK 74006 as a mailing address.

Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The

Since our organization in January 2023, we have been engaged primarily in developing the technology behind the Tokens and building the infrastructure necessary to offer the Tokens to investors. We currently have one full-time employee and no part-time employees.

Our plan with the proceeds of this Offering is to market the Tokens, recruit and hire an executive management team, and build a decentralized exchange for cryptocurrency trading, including the Tokens. Cash investment has totaled $5,000 from organization through June 31, 2024.

Operating Results

For the year ended December 31, 2023. There were no revenues during the year ended December 31, 2023. Operating expenses totaled $0.
As a result, our net loss for 2023 was $0. Our accumulated deficit was $0 on December 31, 2023.

Liquidity and Capital Resources

December 31, 2023. As of December 31, 2023, we had cash and working capital of $0.
Item 10. Executive Officers and Significant Employees

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of the date of this Offering Circular, the Company's officers and directors are as follows:

Name	Position	Age	Date Appointed	Approx. Hours/Week
Troy Lowe	CEO/COO/CTO	52	January 1, 2023	20

Troy Lowe
Founder, CEO/COO/CTO

For the last 25 years, Troy has navigated a dynamic career path in the field of information technology, predominantly within Fortune 20 companies. He has held technical and leadership roles from Team Lead and Sr Analyst to Assistant Vice President at one of America's largest financial institutions, Bank of America.

His expertise encompasses the development of a wide array of software automations and middle-tier programs. Most recently, linking mobile device resellers to large cellular carriers such as Verizon and T-Mobile. Of course, he played a pivotal role in the establishment of the Enduracoin smart contracts as the sole developer for them.

Over the course of his career he has served with three of America's prominent tech giants - Compaq, HP, and the former Computer Sciences Corporation. For the past 12 years, he has dedicated his expertise as an engineer contributing to the advancement of two of the nation's leading energy companies.

Beyond his professional pursuits, Troy has a passion for technology, blockchains, cryptocurrencies, and software development. His diverse interests encompass sports, e-sports, and a fervent commitment to learning. Above all, he cherishes his faith, family, and friends. Troy is an alumnus of Friends University in Wichita, Kansas, where he earned his Bachelor of Science in Computer Information Systems, and he holds certifications in Ethereum Blockchain development and AWS services. Notably, he is the visionary founder of Enduracoin.

2019 - present: Core Platform Engineer (Document Digitization Services) - ConocoPhillips (HQ: Houston, TX)
2012 - 2019: Sr. Analyst - (Software Management, Development and Packaging) - Phillips66 (HQ: Houston, TX)
2007 - 2012: Sr. Analyst - (Desktop & Server Engineering) - The Insurance Management

Associates Financial Group (HQ: Wichita, KS)
2005 - 2007: Sr. Analyst - Computer Sciences Corporation (HQ: Falls Church, VA)
1997 - 2005: Assistant Vice President - (Consumer & Mortgage Banking) - Bank of America (HQ: Charlotte, NC)
Sr. Analyst - Hewlett Packard (HP) at Bank of America. (HP HQ: Palo Alto, CA)

Involvement in Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time.
  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity.
  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in "Certain Relationships and Related Transactions," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Item 11. Compensation of Executive Officers COMPENSATION OF EXECUTIVE OFFICERS As of June 30, 2024, we compensated our executive officers as follows:

Name	Position Held	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Troy Lowe	CEO	$0	$0	$0

Employment Agreements
The Company has not entered into any employment agreements with its executive officers or other employees to date. It may enter into employment agreements with them in the future.

Stock Incentive Plan
In the future, the Company may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our executive officers, employees, and key employees or consultants. Details of such a plan, should one be established, have not been decided upon as of the date of this Offering. Stock options or a significant equity ownership position in the Company may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Item 12. Security Ownership of Management and Certain Securityholders

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and include voting or investment power with respect to the Company's membership interests. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each equity owner named in the following table possesses sole voting and investment power over their membership interests.

The following table sets forth information regarding beneficial ownership of all classes of our stock by any of our directors or executive officers as of the date of the Regulation A offering:

Name of Beneficial Owner	Title of Equity Class	Number of Equities Held	Percent of Class
Troy Lowe	Common	100,000	100%

Item 13. Interest of Management and Others in Certain Transactions.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions in which management has a direct or indirect personal interest.

Appendix. Financial Statements

FINANCIAL STATEMENTS

Balance Sheet

As of December 31, 2023

Fiscal Year 2023
Assets
Current Assets
Cash and cash equivalents	$ -
Accounts receivable	$ -
Total current assets	$ -
Intangible Assets
Other intangible assets	$350,000
Total intangible assets	$350,000
Total Assets	$350,000

Current Liabilities
Bank indebtedness	$ -
Taxes payable	$ -
Accrued liabilities	$ -
Total current liabilities	$ -
Long-term liabilities	$ -
Bank Loans	$ -
Total long-term liabilities	$ -
Total Liabilities	$ -

Owner's Equity
Membership units	$350,000
Additional paid in capital	$ -
Accumulated deficit	$ -
Accumulated other comprehensive income	$ -
Total Equity	$350,000
Total Liabilities and Owner's Equity	$350,000

Profit and Loss Statement

As of December 31, 2023

Fiscal Year 2023	Amount
Net Revenues	$ -
Cost of sales	$ -
Gross profit	$ -

Operating Expenses
General and administrative expenses	$ -
Operating loss	$ -
Other income	$ -
Interest expense	$ -
Loss before tax	$ -
Income tax	$ -
Net loss	$ -

Statement of Owner's Equity

As of December 31, 2023

	$ Amount	Accumulated Adjustments	Accumulated Deficit	Total Member Equity
Beginning Balance	$350,000	$ -	$ -	$350,000
Capital Contributions	$ -	$ -	$ -	$ -
Capital Distributions	$ -	$ -	$ -	$ -
Net Income (Loss)	$ -	$ -	$ -	$ -
Ending Balance 12/31/2023	$350,000	$ -	$ -	$350,000

Statement of Cash Flows

As of December 31, 2023

Fiscal Year 2023	Amount
OPERATING ACTIVITIES
Net Income (Loss)	$ -
Adjustments to reconcile Net Income to Net Cash provided by operations:	$ -
Net Cash provided by (used in) Operating Activities	$ -
INVESTING ACTIVITIES
Net Cash provided by (used in) Investing Activities	$ -
FINANCING ACTIVITIES
Member Contributions	$ -
Net Cash provided for (used in) Financing Activities	$ -
Cash at beginning of period	$ -
Cash at end of period	$ -

Part III

Exhibits

Item 1. Underwriting agreement. Not Applicable.

Item 2. Charter and bylaws. See Operating Agreement, attached hereto as Exhibit A and Certificate of Limited Liability Company from the Oklahoma Secretary of State, attached hereto as Exhibit B

Item 3. Instruments defining the rights of securityholders. Not Applicable.

Item 4. Subscription Agreement. See Subscription Agreement, attached hereto as Exhibit C.

Item 5. Voting trust agreement. Not Applicable.

Item 6. Material contracts. Not Applicable.

Item 7. Plan of acquisition, reorganization, arrangement, liquidation, or succession. Not Applicable

Item 8. Escrow agreements. Not Applicable.

Item 9. Letter re change in certifying accountant. Not Applicable

Item 10. Power of Attorney. Not Applicable.

Item 11. Consents. Not Applicable.

Item 12. Opinion re legality. See Opinion Letter, attached hereto as Exhibit D.

Item 13. "Testing the waters" materials. Not Applicable.

Item 14. Appointment of agent for service of process. Not Applicable.

Item 15. Technical Report Summary. Not Applicable.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf of the undersigned, thereunto duly authorized, in the

City of , State of

on (date).

Issuer: The Enduracoin Foundation, LLC

By:
Troy Lowe, CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:

Title:

Date: